UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2009

VELOCITY EXPRESS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On August 14, 2009, the Company received from MCG Acquisition LLC (“Newco”) a notice terminating the Recapitalization Agreement, dated as of July 31, 2009, among the Company, Newco and certain Preferred Stockholders of the Company (the “Recapitalization Agreement”).  The termination of the Recapitalization Agreement is effective August 14, 2009 and did not result in the incurrence by the Company of any early termination penalties.  Newco is an entity formed by a management buyout group led by Vincent A. Wasik, Chief Executive Officer of the Company and his private equity firm, MCG Global, LLC (the “Management Group”).

The Recapitalization Agreement provided for a series of issuances of shares of Common Stock of the Company in exchange for (i) delivery by Newco of certain of the Company’s Senior Secured Notes and related warrants and (ii) delivery of all series of Preferred Stock of the Company such that, post-transaction, ownership of the Company would be as follows (on a fully diluted basis but subject to possible adjustments for certain outstanding options and warrants): (a) 68.5% of the Common Stock of the Company would be held by the Management Group and its financing source; (b) 10.0% of the Common Stock of the Company would be held by the current Note holders; (c) 19.9% of the Common Stock of the Company would be held by the holders of all series of the Company’s outstanding Preferred Stock; and (d) 1.6% of the Common Stock of the Company would be retained by existing Common Stockholders and certain option or warrant holders.

The transactions contemplated by the Recapitalization Agreement were subject to a number of conditions, including but not limited to financing, closing of purchases by Newco of sufficient Senior Secured Notes of the Company to effect the transactions contemplated by the Recapitalization Agreement, consent of the Company’s senior secured lender and consent or reaffirmation of consent to the transactions contemplated by the Recapitalization Agreement of the Company’s Preferred Stockholders.  Newco’s termination notice indicated that Newco had not obtained the necessary consents or reaffirmations of the Company’s Preferred Stockholders.  The Recapitalization Agreement permits Newco to terminate the agreement prior to obtaining the requisite number of Preferred Stockholder consents or reaffirmations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: August 20, 2009